Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-172501 and 333-150504) pertaining to the Verizon Savings Plan for Management Employees of Verizon Communications Inc. of our report dated June 29, 2011, with respect to the financial statements and supplemental schedule of the Verizon Savings Plan for Management Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Mitchell & Titus LLP

New York, New York

June 29, 2011